Exhibit 10.4

      Wells Fargo Bank West, National Association             Credit Agreement
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March 20, 2001



Medgrup Corporation
1824 Woodmoor Drive Suite 102
Monument, CO 80132

Dear Sir:

Wells Fargo Bank West, National Association ("Lender"), agrees to lend you ("Borrower") the amount of $250,000.00, with a maturity date of March 20, 2002 ("Loan"), in accordance with the following terms and provisions. This letter is to be read in conjunction with the promissory note, security agreement, deed of trust, and other documents executed in connection with the Loan (the "Loan Documents").

This letter applies to all other obligations, debts and liabilities of Borrower to Lender (the "indebtedness"); whether now or hereafter existing, whether Borrower may be liable individually or jointly with others, whether Borrower may be obligated as guarantor, surety or otherwise.

The purpose of this letter is to set out some requirements that are not discussed in the Loan Documents. Until such time as the Indebtedness is repaid in full, you agree to the following. Failure to comply with the following provisions may result in our declaring an event of default. Our remedies, if an event of default is declared, are set out in the Loan Documents.

     1.   Annual business tax returns and CPA prepared financials.
     2.   Annual current personal financial statement and personal tax returns.

If the terms of this letter are agreeable to you, please indicate by signing below.

Sincerely yours,
Wells Fargo Bank West, National Association


By: /s/ Greg Welch
   ---------------
Greg Welch
Business Banking Officer


ACCEPTANCE:
The terms of the foregoing letter are hereby accepted:

Medgrup Corporation


By: /s/ William Cronin
   ------------------------
Title:  William Cronin, CEO